Exhibit 10.21

E2OPEN, INC.

CHANGE IN CONTROL SEVERANCE AGREEMENT

This Change in Control Severance Agreement (the “Agreement”) is made and entered into by and between                      (“Executive”) and E2open, Inc., a Delaware corporation (the “Company”), effective as of                     , 201     (the “Effective Date”).

RECITALS

1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change in control. The Compensation Committee of the Board of Directors of the Company (the “Committee”) recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Committee has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination of employment or the occurrence of a Change in Control of the Company.

2. The Committee believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

3. The Committee believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment. These benefits will provide Executive with enhanced financial security, incentive and encouragement to remain with the Company.

4. Certain capitalized terms used in the Agreement are defined in Section 5 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”), subject to earlier termination as provided in this Agreement. On each third annual anniversary of the Effective Date, this Agreement will renew automatically for an additional three (3) year term (each an “Additional Term”), unless either party provides the other party with written notice of non-renewal or the Agreement is modified, in each case within the ninety (90) days prior to the date of automatic renewal, in all cases subject to earlier termination in accordance with the provisions of Section 3 and the final sentence of this Section 1; provided, however, that if during such ninety (90) day period the Company is actively involved in negotiations that if consummated would result in a Change in Control of the Company, no changes may be made to the Agreement except with Executive’s express written consent, subject to earlier termination in accordance with the provisions of Section 3 and the final sentence of this Section 1.

Notwithstanding the foregoing provisions of this Section 1, if a Change in Control occurs when there are fewer than twelve (12) months remaining during the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is twelve (12) months following the Closing (as defined below). If Executive becomes entitled to benefits under Section 3 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.

3. Severance Benefits.

(a) Termination without Cause or Other than Death or Disability or Resignation for Good Reason Outside of the Change in Control Period. If (x) the Company terminates Executive’s employment with the Company for a reason other than Cause or Executive’s death or disability or (y) if Executive resigns from such employment for Good Reason, and in each case, such termination occurs outside of the Change in Control Period, and in each case, Executive signs and does not revoke a release of claims agreement with the Company (including an agreement not to disparage the Company, non-solicit provisions and other standard terms and conditions) in a form reasonably acceptable to the Company (the “Release”), and provided that the Release becomes effective no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”), then, in each case subject to this Section 3, Executive will receive the following severance from the Company: (i) continuing payments of severance pay at a rate equal to Executive’s annual base salary as in effect on the date of Executive’s termination, for [twelve (12) / six (6)] months from the date of such termination, and (ii) continuing payments of severance pay of $1,900 for [twelve (12) / six (6)] months from the date of such termination both of which will be paid in accordance with the Company’s standard payroll procedures. The payments of clause (ii) of the prior sentence are intended to defray costs to Executive associated with continued health care coverage for Executive and Executive’s eligible dependents; however, Executive may use such funds in any manner Executive sees fit.

(b) Termination without Cause or Other than Death or Disability or Resignation for Good Reason During the Change in Control Period. If, during the Change in Control Period, (x) the Company terminates Executive’s employment with the Company for a reason other than Cause or Executive’s death or disability or (y) Executive resigns from such employment for Good Reason, and in each case, Executive signs and does not revoke a Release, and provided that such Release becomes effective by the Release Deadline, then, in each case subject to this Section 3, Executive will receive the following severance from the Company:

(i) Severance Payment. Executive will receive continuing payments of severance pay at a rate equal to Executive’s annual base salary as in effect on the date of Executive’s termination, for [twelve (12) / six (6)] months from the date of such termination, which will be paid in accordance with the Company’s standard payroll procedures, and (ii) continuing payments of severance pay of $1,900 for [twelve (12) / six (6)] months from the date of such termination, which will be paid in accordance with the Company’s standard payroll procedures. The payments of clause (ii) of the prior sentence are intended to defray costs to Executive associated with continued health care coverage for Executive and Executive’s eligible dependents; however, Executive may use such funds in any manner Executive sees fit. For avoidance of doubt, the payments under this Section 3(b)(i) are in place of and not in addition to, any payments to which Executive may have become entitled under Section 3(a). To the extent Executive began receiving payment under such section, and, due to a Change in Control, becomes eligible for payments under this Section 3(b)(i), the payments previously made under Section 3(a) shall be deemed to have been made under this Section 3(b)(i).

(ii) Equity Awards. Any equity awards (including, without limitation, any awards of stock options, restricted stock, restricted stock units, and/or performance shares or units) outstanding as of the date of such termination will vest in full and, to the extent applicable, become exercisable, as to 100% of the unvested portion of the award; provided, however, that (x) the treatment, including acceleration of vesting, if any, of each equity award with performance-based vesting (“Performance-Based Awards”) will be determined based on the terms and conditions (including definitions) of the equity award agreement governing such performance-based award (each, a “Performance-Based Award Agreement”) and not this Section 3, and (y) the treatment, including acceleration of vesting, if any, of each equity award granted with only time-based vesting that is outstanding as of the Effective Date (each, an “Outstanding Time-Based Award”) will be determined based on the terms and conditions (including definitions) of the equity award agreement and other Company arrangement(s) that are in effect as of the Effective Date (including, but not limited to, change of control agreements, offer letters and actions of the Board of Directors of the Company or any of its committees, as each may be amended from time to time) governing such time-based award (together, the “Time-Based Award Arrangements”) and not this Section 3).

(c) Timing of Payments. If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and any severance amounts or benefits otherwise payable between Executive’s termination date and the date the Release becomes effective and irrevocable will be paid on the date the Release becomes effective and irrevocable (or, if later, with respect to the Equity Award Acceleration, on the date of the Closing, if the date of Executive’s termination of employment occurred within the Change in Control Period but prior to the Closing). Any severance payments or benefits under this Agreement that would be considered Deferred Payments will not commence until (x) the sixtieth (60th) day following Executive’s separation from service (or, if later, with respect to the Equity Award Acceleration, if the date of Executive’s termination of employment occurred within the Change in Control Period but prior to the Closing, on the date of the Closing), or (y) if later, such time as required by Section 3(g). Except as required by Section 3(g), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the sixtieth (60th) day payment requirement of the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement. In no event shall Executive have discretion to determine the taxable year of payment of any Deferred Payments.

(d) Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for

Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(e) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s disability, or Executive’s employment terminates due to his or her death, then Executive will not be entitled to receive any other severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(f) Exclusive Remedy. Except as provided by Section 3(b)(ii), in the event of a termination of Executive’s employment as set forth in Section 3 of this Agreement, the provisions of Section 3 are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract or in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Except as provided by Section 3(b)(ii), Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 3 of this Agreement.

(g) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance benefits payable to Executive, if any, pursuant to this Agreement that, when considered together with any Deferred Payments will be payable until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following Executive’s separation from service will become payable on the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service but prior to the six (6) month anniversary of Executive’s separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Agreement.

(iv) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of this Agreement.

(v) The foregoing provisions are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

(h) Other Requirements. Executive’s receipt of any payments or benefits under this Section 3 will be subject to Executive continuing to comply with the terms of any confidential information agreement executed by Executive in favor of the Company and the provisions of this Agreement.

4. Limitation on Payments. In the event that the severance benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 3 will be either:

(a)	delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) reduction of acceleration of vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iii) reduction of other benefits paid or provided to the Executive, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If more than one equity award was made to the Executive on the same date of grant, all such awards shall have their acceleration of vesting reduced pro rata. In no event shall the Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 4 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5. Definition of Terms. For purposes of this Agreement, the following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” means:

(i) Any act of material fraud or dishonesty taken by Executive in connection with Executive’s responsibilities as an employee;

(ii) Executive’s improper disclosure of any Company confidential information;

(iii) Executive being convicted of, or accepting a plea of “guilty” or “no contest” to, a felony under the laws of the U.S. or any state thereof;

(iv) An intentional act by Executive which constitutes misconduct;

(v) Executive’s continued material failure to perform his or her employment duties after Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his or her duties and has failed to cure such non-performance to the Company’s satisfaction within thirty (30) days after receiving such notice;

(vi) An act by Executive that constitutes (A) a material breach of any agreement between Executive and the Company or (B) a material failure to comply with the Company’s written policies or rules, in each case under this clause (vi) if such breach or failure has not been cured by Executive within thirty (30) days after written notification by the Company to Executive of such breach or failure;

(vii) Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Executive’s cooperation.

For purposes of this definition, “Company” shall be interpreted to include any parent, subsidiary, affiliate or successor thereto, if appropriate.

(b) Change in Control. “Change in Control” means the occurrence of any of the following:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii) Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board (each, a “Director”) is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition of Change in Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c) Change in Control Period. “Change in Control Period” means the period beginning three (3) months prior to, and ending twelve (12) months following, a Closing.

(d) Closing. “Closing” means the closing of a transaction constituting a Change in Control.

(e) Deferred Payments. “Deferred Payments” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits, that in each case, when considered together, are considered deferred compensation under Section 409A.

(f) Equity Award Acceleration. “Equity Award Acceleration” means the equity award acceleration provided under Section 3(b)(ii).

(g) Good Reason. “Good Reason” means Executive’s termination of employment within thirty (30) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent:

(i) A material reduction in Executive’s base compensation as in effect immediately prior to such reduction, but not including a substantially similar reduction that applies to all similarly-situated executives;

(ii) The assignment to Executive of any duties or responsibilities, or the material reduction of or the removal from, Executive’s duties, position, authority or responsibilities, in each case which results in a material diminution in Executive’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment, reduction or removal; [to be included in agreement for President and Chief Executive Officer and for Chief Financial Officer and as otherwise determined by the Compensation Committee: for purposes of clarification, should the Company be acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise and the Executive, by virtue of such event, experiences a material diminution in Executive’s authority, duties, or responsibilities (for example, but not by way of limitation, if the [Chief Executive Officer / Chief Financial Officer] of the Company remains the

[Chief Executive Officer / Chief Financial Officer] of the Company following a Change in Control where the Company becomes a wholly owned subsidiary of the acquirer, but the Executive is not made the [Chief Executive Officer / Chief Financial Officer] of the acquiring corporation), such material diminution will constitute “Good Reason” under this subsection;]

(iii) A material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of twenty-five (25) miles or less from Executive’s then present location or to Executive’s home as his or her primary work location will not be considered a material change in geographic location; or

(iv) the failure of the Company to obtain the assumption of this Agreement by a successor, which would constitute a material breach of this Agreement.

In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice, and such grounds must not have been cured during such time.

(h) Section 409A. “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder.

(i) Section 409A Limit. “Section 409A Limit” means two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

6. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the Chief Financial Officer of the Company.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 7(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

8. Arbitration.

(a) The Company and Executive each agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Sections 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law. Disputes that the Company and Executive agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. The Company and Executive further understand that this agreement to arbitrate also applies to any disputes that the Company may have with Executive. However, claims for workers’ compensation benefits and unemployment insurance (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented by the Executive to the appropriate court or government agency.

(b) Procedure. The Company and Executive agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its

Employment Arbitration Rules & Procedures (the “JAMS Rules”). The Arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The Arbitrator will have the power to award any remedies available under applicable law, and the Arbitrator will award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the Arbitrator or JAMS except that Executive will pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fees as Executive would have instead paid had he or she filed a complaint in a court of law. The Arbitrator will administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and the Arbitrator will apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law will take precedence. The decision of the Arbitrator will be in writing. Any arbitration under this Agreement will be conducted in San Mateo County, California.

(c) Remedy. Except as provided by the Act and this Agreement, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.

(d) Administrative Relief. Executive understands that this Agreement does not prohibit him or her from pursuing any administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim, except as permitted by law.

(e) Voluntary Nature of Agreement. Each of the Company and Executive acknowledges and agrees that such party is executing this Agreement voluntarily and without any duress or undue influence by anyone. Executive further acknowledges and agrees that he or she has carefully read this Agreement and has asked any questions needed for him or her to understand the terms, consequences, and binding effect of this Agreement and fully understands it, including that Executive is waiving his or her right to a jury trial. Finally, Executive agrees that he or she has been provided an opportunity to seek the advice of an attorney of his or her choice before signing this Agreement.

9. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. Except as provided by the following sentence, this Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, including but not limited to any severance or change of control-related severance or acceleration provisions that are included in any offer letter, employment agreement, secondment agreement or change of control agreement [, as well as [title of any additional agreements that are intended to be superseded by this Agreement]] entered into between Executive and the Company prior to the date of this Agreement with respect to the subject matter hereof. Notwithstanding the foregoing or anything in this Agreement to the contrary, (x) with respect to the treatment of Performance-Based Awards, the applicable Performance-Based Award Agreements will govern and will not be superseded by this Agreement, and (y) with respect to the treatment of Outstanding Time-Based Awards, the applicable Time-Based Award Arrangements will govern and will not be superseded by this Agreement. With respect to Company equity awards granted to Executive on or after the date of this Agreement (other than equity awards with performance-based vesting), the acceleration of vesting provisions provided herein (and related timing of payment provisions) will apply to such equity awards except to the extent otherwise explicitly provided in the applicable equity award agreement by reference to this Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in San Mateo County, California, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first set forth above.

COMPANY	E2OPEN, INC.

By:

Title:

EXECUTIVE	By:

Title:

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